Exhibit 2.6

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Safe Bulkers, Inc. (“we,” “us,” “our” and the “Company”) has four classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our Common Stock; (2) our preferred stock purchase rights; (3) our Series C Preferred Shares; and (4) our Series D Preferred Shares.

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our (i) First Amended and Restated Articles of Incorporation, as amended by the Articles of Amendment of the First and Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), (ii) First Amended and Restated Bylaws (the “Bylaws”), (iii) Statement of Designation of the 8.00% Series C Cumulative Redeemable Perpetual Preferred Shares (the “Series C Statement of Designation”) and (iv) Statement of Designation of the 8.00% Series D Cumulative Redeemable Perpetual Preferred Shares (the “Series D Statement of Designation”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.6 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Marshall Islands Business Corporations Act (“BCA”) for additional information.

Description of Common Stock

Authorized Capital Shares

Our authorized capital shares consist of 200,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), and 20,000,000 shares of preferred shares, $0.01 par value per share (“Preferred Shares”). All outstanding shares of our Common Stock are fully paid and nonassessable.

Voting Rights

Each share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of Common Stock do not have cumulative voting rights.

Dividend Rights

Subject to preferences that may be applicable to any outstanding shares of Preferred Shares, holders of Common Stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends.

Liquidation Rights

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Shares having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata our remaining assets available for distribution.

Other Rights and Preferences

Holders of Common Stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. Our Common Stock is not subject to any sinking fund provisions and no holder of any shares will be required to make additional contributions of capital with respect to our shares in the future. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any shares of Preferred Shares which we may issue in the future. There are no provisions in our Articles of Incorporation or Bylaws discriminating against a stockholder because of his or her ownership of a particular number of shares.

We are not aware of any limitations on the rights to own our Common Stock, including rights of non-resident or foreign stockholders to hold or exercise voting rights on our Common Stock, imposed by foreign law or by our Articles of Incorporation or Bylaws.

Listing

The Common Stock is traded on the New York Stock Exchange under the trading symbol “SB.”

Description of the Preferred Stock Purchase Rights
Authorized Capital Shares

Our board of directors has designated 1,000,000 shares of Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan. There are no shares of Series A Participating Preferred Stock, and no preferred stock purchase rights, issued and outstanding.
Each share of our Common Stock includes a right that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our Series A Participating Preferred Stock at a purchase price of $25.00 per unit, subject to specified adjustments. The rights are issued pursuant to a stockholder rights agreement between us and American Stock Transfer & Trust Company, LLC as rights agent. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other stockholder rights.
The rights may have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement was approved by our existing stockholder prior to our initial public offering in May 2008.
We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the stockholder rights agreement, which is filed as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.6 is a part.
Detachment of Rights
The rights are attached to all certificates representing our outstanding Common Stock and will attach to all Common Stock certificates we issue prior to the rights distribution date that we describe below. The rights are not exercisable until after the rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the rights plan, unless we redeem or exchange them earlier as described below. The rights will separate from the Common Stock and a rights distribution date will occur, subject to specified exceptions, on the earlier of the following two dates:

•
10 days following the first public announcement that a person or group of affiliated or associated persons or an “acquiring person” has acquired or obtained the right to acquire beneficial ownership of 15.0% or more of our outstanding Common Stock; or

•	10 business days following the start of a tender or exchange offer that would result, if closed, in a person becoming an “acquiring person.”
One of our principal stockholders, Vorini Holdings Inc., and its affiliates are excluded from the definition of “acquiring person” for purposes of the rights, and therefore their ownership or future share acquisitions cannot trigger the rights. Specified “inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of Common Stock by us, will not become acquiring persons as a result of those transactions.
Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of Common Stock.
Until the rights distribution date:

•	our Common Stock certificates will evidence the rights, and the rights will be transferable only with those certificates; and

•	any new shares of Common Stock will be issued with rights, and new certificates will contain a notation incorporating the rights agreement by reference.
As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of Common Stock at the close of business on that date. As of the rights distribution date, only separate rights certificates will represent the rights.
We will not issue rights with any shares of Common Stock we issue after the rights distribution date, except as our board of directors may otherwise determine.
Flip-in Event
A “flip-in event” will occur under the rights agreement when a person becomes an acquiring person. If a flip-in event occurs and we do not redeem the rights as described under the heading “—Redemption of Rights” below, each right, other than any right that has become void, as described below, will become exercisable at the time it is no longer redeemable for the number of shares of Common Stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.
If a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances which the rights agreement specifies.
Flip-over Event
A “flip-over event” will occur under the rights agreement when, at any time after a person has become an acquiring person:

•	we are acquired in a merger or other business combination transaction; or

•	50.0% or more of our assets, cash flows or earning power is sold or transferred.
If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading “—Flip-in Event” above, will have the right to receive the number of shares of Common Stock of the acquiring company having a current market price equal to two times the exercise price of such right.
Antidilution
The number of outstanding rights associated with our Common Stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our Common Stock occurring prior to the rights distribution date. With some exceptions, the rights agreement does not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1.0% of the exercise price. It also does not require us to issue fractional shares of our preferred stock that are not integral multiples of one one-hundredth of a share, and, instead, we may make a cash adjustment based on the market price of the Common Stock on the last trading date prior to the date of exercise. The rights agreement reserves us the right to require, prior to the occurrence of any flip-in event or flip-over event, that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of stock.
Redemption of Rights
At any time until 10 days after the date on which the occurrence of a flip-in event is first publicly announced, we may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash, shares of Common Stock or any other consideration our board of directors may select. The rights are not exercisable after a flip-in event until they are no longer redeemable. If our board of directors timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action.
Exchange of Rights
We may, at our option, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange must be at an exchange ratio of one share of Common Stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to:

•
any person other than our existing stockholder becoming the beneficial owner of Common Stock with voting power equal to 50.0% or more of the total voting power of all shares of Common Stock entitled to vote in the election of directors; or

•	the occurrence of a flip-over event.
Amendment of Terms of Rights
While the rights are outstanding, we may amend the provisions of the rights agreement only as follows:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to make changes that do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

•
to shorten or lengthen any time period under the rights agreement, except that we cannot change the time period when rights may be redeemed or lengthen any time period, unless such lengthening protects, enhances or clarifies the benefits of holders of rights other than an acquiring person.

At any time when no rights are outstanding, we may amend any of the provisions of the rights agreement, other than decreasing the redemption price.

Description of the Series C Preferred Shares

Authorized Capital Shares

The authorized number of our 8.00% Series C Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share (“Series C Preferred Shares”) is 2,300,000 shares. All outstanding shares of our Series C Preferred Shares are fully paid and nonassessable.

Ranking

Shares of our Series C Preferred Shares rank senior to shares of our Common Stock and on parity with our Series D Preferred Shares with respect to dividend rights and rights upon our liquidation, winding up or dissolution.

Voting Rights

Holders of Series C Preferred Shares currently have no voting rights; however, holders may receive certain voting rights in certain circumstances, as described in the Series C Certificate of Designation. Specifically, if dividends on any shares of Series C Preferred Shares shall be in arrears for six quarterly dividends, whether or not consecutive, then holders of Series C Preferred Shares, voting together with any other class or series of stock upon which like voting rights have been conferred and are exercisable, shall have the right to elect one member of the board of directors.

Unless the Company has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Shares, voting as a single class, the Company may not adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series C Preferred Shares.

Unless the Company has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Shares, voting as a single class together with holders of any other class or series of stock on parity with the Series C Preferred Shares upon which like voting rights have been conferred and are exercisable, the Corporation may not (x) issue any class or series of stock on parity with the Series C Preferred Shares if the cumulative dividends payable on outstanding Series C Preferred Shares are in arrears or (y) create or issue any securities that rank senior to the Series C Preferred Shares.

Dividend Rights

The Series C Preferred Shares pays cumulative annual dividends of $2.00 per share, which are payable quarterly in arrears on January 30, April 30, July 30 and October 30. Dividends accumulate and are cumulative from the date of original issuance. Unpaid accumulated dividends do not bear interest.

Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series C Preferred Shares and any securities on parity with the Series C Preferred Shares shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the Series C Preferred Shares and any such securities on parity with the Series C Preferred Shares shall be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series C Preferred Shares and any securities on parity with the Series C Preferred Shares are paid, any partial payment shall be made pro rata with respect to the Series C Preferred Shares and any securities on parity with the Series C Preferred Shares entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time.

There is no restriction on the repurchase or redemption of shares by the Company while there is any arrearage in the payment of dividends or sinking fund installments.

Liquidation Rights

In the event that our Company is liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of Series C Preferred Shares are entitled to receive $25.00 per share (the “Series C Liquidation Preference”). Until the holders of Series C Preferred Shares and any other class or series of stock on parity with the Series C Preferred Shares receive their Series C Liquidation Preference in full, no payment will be made on any junior shares, including shares of our Common Stock. After the Series C Liquidation Preference is paid in full, holders of the Series C Preferred Shares will not be entitled to receive any further distribution of our assets.

Redemption Rights

The Company has the right to redeem the Series C Preferred Shares, in whole or from time to time in part. In addition, the Company has the right to redeem the Series C Preferred Shares, at its option, in whole or from time to time in part, at any time after the date on which the Company’s Common Stock ceases to be listed or admitted for trading on the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

The Corporation shall effect any such redemption by paying cash for each Series C Preferred Shares to be redeemed equal to the Series C Liquidation Preference for such share. In the event that full cumulative dividends on the Series C Preferred Shares and any other class or series of stock on parity with the Series C Preferred Shares shall not have been paid or declared and set apart for payment, the Company shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series C Preferred Shares or any other class or series of stock on parity with the Series C Preferred Shares except pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Shares and any other class or series of stock on parity with the Series C Preferred Shares. The Company shall not be permitted to redeem, repurchase or otherwise acquire any Common Stock or any other junior securities unless full cumulative dividends on the Series C Preferred Shares and any other class or series of stock on parity with the Series C Preferred Shares for all prior and the then-ending dividend periods shall have been paid or declared and set apart for payment.

Other Rights and Preferences

Holders of Series C Preferred Shares do not have conversion rights. Our Series C Preferred Shares are not subject to any sinking fund provisions.

We are not aware of any limitations on the rights to own our Series C Preferred Shares, including rights of non-resident or foreign stockholders to hold or exercise voting rights on our Series C Preferred Shares, imposed by foreign law or by our Articles of Incorporation or Bylaws.

Listing

The Common Stock is traded on the New York Stock Exchange under the trading symbol “SB.PR.C.”

Description of the Series D Preferred Shares

Authorized Capital Shares

The authorized number of our 8.00% Series D Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share (“Series D Preferred Shares”) is 3,200,000 shares. All outstanding shares of our Series D Preferred Shares are fully paid and nonassessable.

Ranking

Shares of our Series D Preferred Shares rank senior to shares of our Common Stock and on parity with our Series C Preferred Shares with respect to dividend rights and rights upon our liquidation, winding up or dissolution.

Voting Rights

Holders of Series D Preferred Shares currently have no voting rights; however, holders may receive certain voting rights in certain circumstances, as described in the Series D Certificate of Designation. Specifically, if dividends on any shares of Series D Preferred Shares shall be in arrears for six quarterly dividends, whether or not consecutive, then holders of Series D Preferred Shares, voting together with any other class or series of stock upon which like voting rights have been conferred and are exercisable, shall have the right to elect one member of the board of directors.

Unless the Company has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series D Preferred Shares, voting as a single class, the Company may not adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series D Preferred Shares.

Unless the Company has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series D Preferred Shares, voting as a single class together with holders of any other class or series of stock on parity with the Series D Preferred Shares upon which like voting rights have been conferred and are exercisable, the Company may not (x) issue any class or series of stock on parity with the Series D Preferred Shares if the cumulative dividends payable on outstanding Series D Preferred Shares are in arrears or (y) create or issue any securities that rank senior to the Series D Preferred Shares.

Dividend Rights

The Series D Preferred Shares pays cumulative annual dividends of $2.00 per share, which are payable quarterly in arrears on January 30, April 30, July 30 and October 30. Dividends accumulate and are cumulative from the date of original issuance. Unpaid accumulated dividends do not bear interest.

Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series D Preferred Shares and any securities on parity with the Series D Preferred Shares shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the Series D Preferred Shares and any such securities on parity with the Series D Preferred Shares shall be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series D Preferred Shares and any securities on parity with the Series D Preferred Shares are paid, any partial payment shall be made pro rata with respect to the Series D Preferred Shares and any securities on parity with the Series D Preferred Shares entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time.

There is no restriction on the repurchase or redemption of shares by the Company while there is any arrearage in the payment of dividends or sinking fund installments.

Liquidation Rights

In the event that our Company is liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of Series D Preferred Shares are entitled to receive $25.00 per share (the “Series D Liquidation Preference”). Until the holders of Series D Preferred Shares and any other class or series of stock on parity with the Series D Preferred Shares receive their Series D Liquidation Preference in full, no payment will be made on any junior shares, including shares of our Common Stock. After the Series D Liquidation Preference is paid in full, holders of the Series D Preferred Shares will not be entitled to receive any further distribution of our assets.

Redemption Rights

The Company has the right to redeem the Series D Preferred Shares, in whole or from time to time in part. In addition, the Company has the right to redeem the Series D Preferred Shares, at its option, in whole or from time to time in part, at any time after the date on which the Company’s Common Stock ceases to be listed or admitted for trading on the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

The Corporation shall effect any such redemption by paying cash for each Series D Preferred Shares to be redeemed equal to the Series D Liquidation Preference for such share. In the event that full cumulative dividends on the Series D Preferred Shares and any other class or series of stock on parity with the Series D Preferred Shares shall not have been paid or declared and set apart for payment, the Company shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series D Preferred Shares or any other class or series of stock on parity with the Series D Preferred Shares except pursuant to a purchase or exchange offer made on the same terms to all holders of Series D Preferred Shares and any other class or series of stock on parity with the Series D Preferred Shares. The Company shall not be permitted to redeem, repurchase or otherwise acquire any Common Stock or any other junior securities unless full cumulative dividends on the Series D Preferred Shares and any other class or series of stock on parity with the Series D Preferred Shares for all prior and the then-ending dividend periods shall have been paid or declared and set apart for payment.

Other Rights and Preferences

Holders of Series D Preferred Shares do not have conversion rights. Our Series D Preferred Shares are not subject to any sinking fund provisions.

We are not aware of any limitations on the rights to own our Series D Preferred Shares, including rights of non-resident or foreign stockholders to hold or exercise voting rights on our Series D Preferred Shares, imposed by foreign law or by our Articles of Incorporation or Bylaws.

Listing

The Common Stock is traded on the New York Stock Exchange under the trading symbol “SB.PR.D.”

Anti-Takeover Effect of our Articles of Incorporation and Bylaws

For information on the anti-takeover effect of our Articles of Incorporation and Bylaws, please see the section titled “Anti-Takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws” in the Annual Report on Form 20-F of which this Exhibit 2.6 is a part.

Effect of Non-U.S. Law on the Remittance of Dividends, Interest and Other Payments

The laws of the Republic of Liberia and of the Republic of the Marshall Islands, where our vessel-owning subsidiaries are incorporated, generally prohibit the payment of dividends other than from surplus or net profits, or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident and non-Marshall Islands citizen holders of our Common Stock.

Tax Considerations

The Company is a non-resident domestic Marshall Islands corporation. Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, under current Marshall Islands law, we are not subject to tax on income or capital gains and our stockholders (so long as they are not citizens or residents of the Republic of the Marshall Islands) will not be subject to Marshall Islands taxation or withholding on dividends and other distributions (including upon a return of capital) we make to our stockholders. In addition, so long as our stockholders are not citizens or residents of the Republic of the Marshall Islands, our stockholders will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, holding or disposition of our Common Stock, and our stockholders will not be required by the Republic of the Marshall Islands to file a tax return relating to our Common Stock or Preferred Shares.

There are no reciprocal tax treaties between the Marshall Islands and the United States regarding withholding.